Exhibit 14

                  WIRELESS TELECOM GROUP, INC. (the "Company")

                         AMEX CODE OF CONDUCT AND ETHICS

Introduction

         This Code of Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide the directors, officers, and employees of the Company. All Company directors, officers, and employees should conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. In appropriate circumstances, this Code should also be provided to and followed by the Company's agents and representatives, including consultants.

         Any director or officer who has any questions about this Code should consult with the Chief Executive Officer, the Chief Financial Officer, or legal counsel as appropriate in the circumstances. If an employee has any questions about this Code, the employee should ask his or her supervisor how to handle the situation.

1.       Scope of Code.

         This Code is intended to deter wrongdoing and to promote the following:

          -- honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          -- full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other communications made by the Company;

          -- compliance with applicable governmental laws, rules, and regulations;

          -- the prompt internal reporting of violations of this Code to the appropriate person or persons identified in this Code;

          --   accountability for adherence to this Code; and

          --   adherence to a high standard of business ethics.

Compliance with Laws, Rules, and Regulations

         Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All directors, officers, and employees should respect and obey all laws, rules, and regulations applicable to the business and operations of the Company. Although directors, officers, and employees are not expected to know all of the details of these laws, rules, and regulations, it is important to know enough to determine when to seek advice from supervisors, managers, officers or other appropriate Company personnel.

Conflicts of Interest

         A "conflict of interest" exists when an individual's private interest interferes in any way - or even appears to conflict - with the interests of the Company. A conflict of interest situation can arise when a director, officer, or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when a director, officer, or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.


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         Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest, whenever possible, should be avoided. In particular, clear conflict of interest situations involving directors, officers, and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

          --   any significant ownership interest in any supplier or customer;

          -- any consulting or employment relationship with any customer, supplier, or competitor;

          -- any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities to the Company;

          -- the receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

          -- being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any family member; and

          -- selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

         It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer, or supplier. No officer or employee may work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers, and competitors, except on the Company's behalf.

         Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut and further review and discussions may be appropriate. Any director or officer who becomes aware of a conflict or potential conflict should bring it to the attention of the Chief Executive Officer, the Chief Financial Officer, or legal counsel as appropriate in the circumstances. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager, or other appropriate personnel.

Insider Trading

         Directors, officers, and employees who have access to confidential information relating to the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. Directors, officers, and employees also should comply with insider trading standards and procedures adopted by the Company. If a question arises, the director, officer, or employee should consult with the Company's Chief Financial Officer.

Corporate Opportunities

         Directors, officers, and employees are prohibited from taking for themselves personally or directing to a third party any opportunity that is discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No director, officer, or employee may use corporate property, information, or position for improper personal gain, and no director, officer, or employee may compete with the Company directly or indirectly. Directors, officers, and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.


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Competition and Fair Dealing

         The Company seeks to compete in a fair and honest manner. The Company seeks competitive advantages through superior performance rather than through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer, and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, service providers, competitors, and employees. No director, officer, or employee should take unfair advantage of anyone relating to the Company's business or operations through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

         To maintain the Company's valuable reputation, compliance with the Company's quality processes and safety requirements is essential. In the context of ethics, quality requires that the Company's products and services meet reasonable customer expectations. All inspection and testing documents must be handled in accordance with all applicable regulations.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided, or accepted by a director, officer, or employee, family member of a director, officer, or employee, or agent relating to the individual's position with the Company unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. A director or officer should discuss with the Chief Executive Officer or Chief Financial Officer, and a employee should discuss with his or her supervisor, any gifts or proposed gifts that the individual is not certain are appropriate.

Discrimination and Harassment

         The diversity of the Company's employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

Health and Safety

         The Company strives to provide each employee with a safe and healthful work environment. Each officer and employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

         Violence and threatening behavior are not permitted. Officers and employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

Record-Keeping

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

         Many officers and employees regularly use business expense accounts, which must be documented and recorded accurately. If an officer or employee is not sure whether a certain expense is legitimate, the employee should ask his or her supervisor or the Company's controller. Rules and guidelines are available from the Accounting Department.

         All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

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         Business records and communications often become public, and the
Company and its officers and employees in their capacity with the Company should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. The Company's records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, directors, officers, and employees should consult with the Company's Chief Financial Officer or legal counsel before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

Confidentiality

         Directors, officers, and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers, joint venture partners, or others with whom the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers and suppliers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

Protection and Proper Use of Company Assets

         All directors, officers, and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business.

         The obligation to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Corporate Disclosures

         All directors, officers, and employees should support the Company's goal to have full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Although most employees hold positions that are far removed from the Company's required filings with the SEC, each director, officer, and employee should promptly bring to the attention of the Chief Executive Officer, the Chief Financial Officer, the Company's Disclosure Committee, or the Audit Committee, as appropriate in the circumstances, any of the following:

     -- Any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the Chief Executive Officer, the Chief Financial Officer, the Disclosure Committee, and the Audit Committee in fulfilling their responsibilities with respect to such public filings.

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     --   Any information the individual may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

     -- Any information the individual may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

     -- Any information the individual may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.

Waivers of the Code of Conduct

         Any waiver of this Code for directors or executive officers may be made only by the Board of Directors or a committee of the Board and will be promptly disclosed to stockholders as required by applicable laws, rules, and regulations, including the rules of the SEC and American Stock Exchange. Any such waiver also must be disclosed in a Form 8-K.

Publicly Available

         This Code shall be posted on the Company's website.

Reporting any Illegal or Unethical Behavior

         Directors and officers are encouraged to talk to the Chief Executive Officer, the Chief Financial Officer, or legal counsel, and employees are encouraged to talk to supervisors, managers, or other appropriate personnel, when in doubt about the best course of action in a particular situation. Directors, officers, and employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations, or this Code to appropriate personnel. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith. Directors, officers, and employees are expected to cooperate in internal investigations of misconduct.

         The Company intends to implement, by June 1, 2004, a Whistleblower Policy for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters.

Enforcement

         The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual's employment or position. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

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                  WIRELESS TELECOM GROUP, INC. (the "Company")

            CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

         The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the company. The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code of Business Conduct and Ethics, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

     1. The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Disclosure Committee, if applicable, and to the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee, if applicable, and the Audit Committee in fulfilling their responsibilities.

     2. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

     3. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Code or the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

     4. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

     5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Chief Executive Officer and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual's employment. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.